UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2026

HealthLynked Corp.

(Exact name of registrant as specified in charter)

Nevada	000-55768	47-1634127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 Creekside Parkway, Suite 302, Naples FL 34108

(Address of principal executive offices)

(800) 928-7144

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective July 13, 2026, HealthLynked Corp., a Nevada corporation (the “Company”), appointed George O’Leary, age 63, as its part-time Interim Chief Financial Officer. Mr. O’Leary has served as a director of the Company since August 6, 2014 and previously served as the Company’s Chief Financial Officer from August 6, 2014 until April 4, 2024.

Mr. O’Leary is a financially trained senior executive specializing in innovative strategic problem solving across functional and industry boundaries. Most recently, Mr. O’Leary was CEO of Sono Group NV (Nasdaq: SSM) from April 2024 through December 2025, where he took the company from the OTCQB and uplisted to the Nasdaq Capital Market in September 2025 and as fractional CFO for New America Acquisition I Corp. (NYSE: NWAX-UN) participated in the SPAC IPO on the NYSE in December 2025. Mr. O’Leary is Vice Chairman of Referrizer, LLC, a private marketing automation company, currently offering AI agents to its clients, since January 2016. Mr. O’Leary was the Vice-Chairman of the board of directors of Timios Holdings Corp. from March 2014 through January 2021. From June 2009 to May 2013 Mr. O’Leary was Chairman of the Board and Chief Financial Officer of Protection Plus Securities Corporation until it was sold to Universal Protection Services. From February 2007 to June 2015, Mr. O’Leary was a member of the Board of Directors of NeoMedia Technologies. Mr. O’Leary is founder and President of SKS Consulting of South Florida Corp. (“SKS”) since June 2006 where he works with public and private companies in board representation and/or under consulting agreements providing executive level management expertise, as well as helping the implementation and execution of their companies’ strategic & operational plans.

From 1996 to 2000, Mr. O’Leary was Chief Executive Officer and President of Communication Resources Incorporated (“CRI”), where annual revenues grew from $5 million to $40 million during his tenure. Prior to CRI, Mr. O’Leary was Vice President of Operations of Cablevision Industries, where he ran $125 million of business until it was sold to Time Warner. Mr. O’Leary started his professional career as a senior accountant with Peat Marwick and Mitchell (KPMG). Mr. O’Leary holds a B.B.A. degree in Accounting with honors from Siena College.

Pursuant to the terms of the Interim Chief Financial Officer Consulting Engagement Letter (the “Engagement Letter”) between the Company and Mr. O’Leary, the parties have agreed that Mr. O’Leary will work three days per week for compensation of $15,000 per month. The Company also issued to Mr. O’Leary 35,000 stock options with an exercise price of $3.50 per share that shall vest upon the Company’s successful approval for listing on the Nasdaq Capital Market while Mr. O’Leary is actively serving as Interim Chief Financial Officer or during any applicable thirty (30) day notice period following termination of this Agreement. The Engagement Letter is attached hereto as Exhibit 10.1.

There are no arrangements or understandings between Mr. O’Leary and any other person pursuant to which he was selected for his position. In addition, there are no family relationships between Mr. O’Leary and any directors or executive officers of the Company, and no transactions are required to be reported under Item 404(a) of Regulation S-K between Mr. O’Leary and the Company.

Departure of Chief Financial Officer

Effective July 13, 2026, Jeremy Daniel ceased serving as Chief Financial Officer and transitioned to a corporate accounting role with the Company. Mr. Daniel’s transition was not the result of any disagreement with the Company, its management, the Company’s Board of Directors (the “Board”), or any committee of the Board.

Departure of Chief Operating Officer

Effective July 24, 2026, the Company will eliminate the position of Chief Operating Officer as part of its ongoing efforts to optimize its executive management structure and align its leadership responsibilities with the Company’s current operational priorities, financial resources, and strategic objectives. Accordingly, Duncan McGillivray will cease serving as the Company’s Chief Operating Officer effective July 24, 2026. In connection with this transition, the Company entered into an Independent Consulting Agreement with Mr. McGillivray pursuant to which he will serve as Senior Strategic Advisor on an as-needed basis.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Interim Chief Financial Officer Consulting Engagement Letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHLYNKED CORP.

Date: July 16, 2026	/s/ Michael Dent
Michael Dent
Chief Executive Officer and Chairman

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